UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PILGRIM’S PRIDE CORPORATION

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Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2017
The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, April 28, 2017, at 8:00 a.m., local time, to consider and vote on the following matters:

1.
To elect Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, William W. Lovette, Andre Nogueira de Souza, and Wallim Cruz De Vasconcellos Junior as the six JBS Directors for the ensuing year;

2.	To elect David E. Bell, Michael L. Cooper, and Charles Macaluso as the three Equity Directors for the ensuing year;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To conduct a stockholder advisory vote on the frequency of advisory voting to approve executive compensation;

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

6.	To vote on a stockholder proposal, if properly presented, requesting the Board of Directors to adopt and implement a water stewardship policy at company and supplier facilities;

7.	To vote on a stockholder proposal, if properly presented, requesting the Board of Directors to prepare a report on steps the company is taking to foster greater diversity on the Board of Directors;

8.	To vote on a stockholder proposal, if properly presented, requesting the Board of Directors to adopt a policy to require an independent Board Chairman; and

9.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
No other matters are expected to be voted on at the annual meeting.
The Board of Directors has fixed the close of business on March 9, 2017, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:
(1)    via the internet;
(2)    by phone; or
(3)    by mail.
Please refer to the specific instructions set forth on the enclosed proxy card.

Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

WILLIAM W. LOVETTE
Greeley, Colorado	Chief Executive Officer and
March 31, 2017	President
YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2017: The Proxy Statement and the 2016 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View Stockholder Material.”

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION
Why did I receive this proxy statement?
The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Friday, April 28, 2017, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim’s Pride Corporation are being mailed on or about March 31, 2017. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us” or the “Company.”
What is the record date for the Annual Meeting and why is it important?
The Board of Directors has fixed March 9, 2017 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim’s Pride had 248,752,508 shares of common stock, par value $0.01 per share, outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
How do I attend and be admitted to the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Pilgrim’s Pride stockholder as of the close of business on March 9, 2017 or if you hold a valid proxy for the Annual Meeting. If you plan to attend the physical meeting, please be aware of what you will need for admission as described below. If you do not provide photo identification and comply with the other procedures described here for attending the Annual Meeting in person, you will not be admitted to the meeting location.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, your shares will be on a list maintained by the inspector of elections. You must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What if I receive more than one proxy card?
You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.
What are the voting rights of the common stock?
Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.
What are the two categories of Directors?
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for six JBS Directors and three Equity Directors.
JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the JBS Nominating Committee. The current JBS Directors are Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, William W. Lovette, Andre Nogueira de Souza and Wallim Cruz De Vasconcellos Junior.
Equity Directors are the three Directors designated as Equity Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS S.A. (“JBS”) and its affiliates (“Minority Investors”). The current Equity Directors are David E. Bell, Michael L. Cooper, and Charles Macaluso.
What are the differences between the categories of Directors?
All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve as members of the Equity Nominating Committee.
The stockholders agreement between us and an affiliate of JBS dated December 28, 2009 (as amended, the “JBS Stockholders Agreement”) requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.
With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of common stock held by them at their sole and absolute discretion.
What is the “Say on Pay” Vote?
With Proposal 3, the Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

What is the Frequency on Pay Vote?
Proposal 4 gives our stockholders the opportunity to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers. Accordingly, we are requesting your advisory vote to determine whether a vote on the type of resolution described above will occur every one, two or three years.
How do I vote my shares?
If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a stockholder of record, you have the right to vote in person at the meeting. If you are a beneficial owner, your broker, bank or nominee will provide you with materials and instructions for voting your shares. As a beneficial owner, you have the right to direct your broker on how to vote your shares. However, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
If you are a current or former employee of Pilgrim’s Pride who holds shares in either the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, your vote serves as a voting instruction to the trustee for this plan. To be timely, if you vote your shares in the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan by telephone or Internet, your vote must be received by 1:00 a.m., Eastern Time, on April 26, 2017. If you do not vote by telephone or Internet, please return your proxy card as soon as possible. If you vote in a timely manner, the trustee will vote the shares as you have directed. If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR conducting an annual Say on Pay vote.

Proposal 5:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proposal 6:	The Board makes no recommendation on Proposal 6.

Proposal 7:	The Board makes no recommendation on Proposal 7.

Proposal 8:	The Board makes no recommendation on Proposal 8.
What are my choices when voting?
With respect to:

Proposal 1:	You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:
You may either (i) vote “FOR” the election of all Equity Director nominees as a group; (ii) withhold your vote on all Equity Director nominees as a group; or (iii) vote “FOR” the election of all Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:
You may either vote for conducting a Say on Pay vote every one, two or three years, or you may elect to abstain from voting your shares. Abstentions will not be counted for the proposal on the frequency of advisory vote on executive compensation and, therefore, will have no effect on the outcome of the proposal, as discussed below.

Proposal 5:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 6:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 7:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 8:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
How will my shares be voted if I do not specify my voting instructions?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all six nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR conducting an annual Say on Pay vote.

Proposal 5:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proposal 6:	As the Board has made no recommendation on Stockholder Proposal No. 6, your shares will not be voted on Stockholder Proposal No. 6 and will be treated as an abstention.

Proposal 7:	As the Board has made no recommendation on Stockholder Proposal No. 7, your shares will not be voted on Stockholder Proposal No. 7 and will be treated as an abstention.

Proposal 8:	As the Board has made no recommendation on Stockholder Proposal No. 8, your shares will not be voted on Stockholder Proposal No. 8 and will be treated as an abstention.

If you are a current or former employee of Pilgrim’s Pride who holds shares through the Pilgrim’s Pride Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan you will be given the opportunity to provide instruction to the trustee with respect to how to vote your shares.  Any shares for which instructions are not received (i) shall be voted by the trustee in accordance with instructions provided by Pilgrim’s Pride with respect to shares held under the Pilgrim’s Pride Retirement Savings Plan and (ii) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.
What is a quorum?
A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called. JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date. Therefore, JBS will be able to assure a quorum is present.
What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?
Directors will be elected by a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting. This means that the director who receives the most votes will be elected.
Because JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, it will be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2.
What vote is required for advisory approval of executive compensation?
With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.
What vote is required to approve the frequency of the advisory vote on executive compensation?
The advisory vote on the frequency of conducting the advisory vote to approve executive compensation is a non-binding vote, meaning that the Company will not be obligated to conduct the advisory vote to approve executive compensation with the frequency chosen by our stockholders at the Annual Meeting. Notwithstanding the advisory nature of the vote, the vote on the frequency of advisory vote on executive compensation in Proposal 4 will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. With respect to Proposal 4, JBS and its affiliates may vote shares of Pilgrim’s Pride common stock held by them in their sole and absolute discretion.
What vote is required for the appointment of KPMG LLP, the stockholder proposals and to approve any other item of business to be voted upon at the meeting?
The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm, to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.

With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of Pilgrim’s Pride common stock held by them at their sole and absolute discretion.
How are abstentions and broker non-votes treated?
Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors or the advisory vote on the frequency of conducting the advisory vote to approve executive compensation. However, an abstention will have the same effect as a vote against any other proposals.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of an independent registered public accounting firm, submitted to the stockholders in Proposal 5. Non-routine matters include the election of Directors, the advisory votes on executive compensation and the frequency of such voting, and the stockholder proposals submitted to stockholders in Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 6, Proposal 7 and Proposal 8. With regard to Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 6, Proposal 7 and Proposal 8 brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors, the advisory vote on executive compensation or the advisory vote on the frequency of conducting the advisory vote to approve executive compensation and will have the same effect as a vote against any other proposals.
We urge you to vote on ALL voting items.
Can I change my vote after I have mailed in my proxy card?
Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.
Who will pay the cost of this proxy solicitation?
We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Stockholder Proposals for 2018 Annual Meeting of Stockholders
We currently expect that our 2018 annual meeting of stockholders will be held on Friday, April 27, 2018. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder’s intent to present a proposal (including nominations of Directors) at the 2018 annual meeting of stockholders by December 28, 2017, but not before July 31, 2017. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2018 annual meeting of stockholders, they must be received by our Secretary at our principal executive offices no later than the close of business on December 1, 2017.

PROPOSAL 1. ELECTION OF JBS DIRECTORS
Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has nine members. Proxies cannot be voted for a greater number of persons than the nine nominees named.
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by the JBS Nominating Committee.
At the Annual Meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for JBS Directors
Gilberto Tomazoni, 58, has served as Chairman of the Board of Pilgrim’s Pride Corporation, since July 2013. Beginning in 2013, Mr. Tomazoni also served as president of the Global Poultry Division of JBS. Before joining JBS, Mr. Tomazoni spent four years with Bunge Alimentos S.A. as Vice President of Foods and Ingredients. Prior to that, Mr. Tomazoni served 27 years with Sadia S.A., a leading provider of both frozen and refrigerated food products in Brazil, in various roles, including Chief Executive Officer from 2004 to 2009. He earned an M.A. degree in management development in 1991 from Fundação de Ensino do Desenvolvimento and a B.Sc. degree in mechanical engineering in 1982 from the Universidade Federal de Santa Catarina. Mr. Tomazoni has served as a board member of Brazil Fast Food Corporation since 2009, a member of the International Advisory Council for Fundação Dom Cabral since 2009 and a member of the Chamber of Commerce, Industry and Tourism-Brazil/Russia since 2008.
Mr. Tomazoni brings over 30 years of diverse poultry, protein, and food industry experience to the Company. Mr. Tomazoni’s extensive experience and education in the global poultry industry provides invaluable direction to the Company’s strategies domestically and in international markets. As Chairman of the Board, Mr. Tomazoni has direct oversight of Pilgrim’s strategy and operations.
Joesley Mendonça Batista, 45, is currently the President of the Board of Directors of JBS and served as the Chief Executive Officer of JBS from March 2006 until January 2011. Mr. Batista has served as a Director of the Company since December 2009. Mr. Batista has served in various capacities at JBS since 1988. Mr. Batista is the brother of Wesley Mendonça Batista, a Director of the Company, and José Batista Júnior, a Director of JBS, and the son of José Batista Sobrinho, the founder of JBS and a member of its Board of Directors.
Mr. Batista has worked in the protein industry for over 20 years, rising to the post of President and Chief Executive Officer of JBS from March 2006 until January 2011. During his tenure as President and CEO, JBS expanded dramatically in the United States, acquiring Swift & Company in 2007, Smithfield Beef Group and Five Rivers Ranch Cattle Feeding in 2008, and a 64% interest in the Company in 2009.  Mr. Batista brings to the Board significant leadership, sales and marketing, industry, technical, and global experience in the protein industry.
Wesley Mendonça Batista, 46, has served as a Director of the Board of Pilgrim’s Pride Corporation since December 2009 and served as Chairman of the Board of Pilgrim’s Pride Corporation from December 2009 until July 2013. Mr. Batista became President and Chief Executive Officer of JBS in February 2011. Mr. Batista previously served as President and Chief Executive Officer of JBS USA Food Company Holdings (JBS USA Holdings”), a subsidiary of JBS, from July 2007 until January 2011. Mr. Batista also served as Chairman of the Board of JBS USA Holdings and is the Vice President of JBS’s Board of Directors. Mr. Batista has served in various capacities at JBS since 1987. Mr. Batista is the brother of Joesley Mendonça Batista, Chairman of the Board of JBS, and José Batista Júnior, a Director of JBS, and is the son of José Batista Sobrinho, the founder of JBS and a member of its Board of Directors.

Mr. Batista brings to the Board of Pilgrim’s Pride significant senior leadership and industry experience. Mr. Batista has long been one of the most respected executives in Brazil’s protein industry, and his reputation is now firmly established worldwide. Mr. Batista grew up in the protein industry, and it is his strategic insight and entrepreneurial spirit that has facilitated the growth of JBS through numerous acquisitions, expanding its reach across the globe.
William W. Lovette, 57, joined Pilgrim’s Pride as Chief Executive Officer and President on January 3, 2011.  Mr. Lovette has served as a Director of Pilgrim’s Pride Corporation since February 21, 2011. He brings more than 30 years of industry leadership experience to Pilgrim’s. He previously served as President and Chief Operating Officer of Case Foods, Inc. from October 2008 to December 2010. Before joining Case Foods, Inc., Mr. Lovette spent 25 years with Tyson Foods Inc. in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Senior Group Vice President of Poultry and Prepared Foods. Mr. Lovette earned a B.S. degree from Texas A&M University.  In addition, he is a graduate of Harvard Business School’s Advanced Management Program.
Mr. Lovette brings invaluable industry-specific experience to the Board, having worked in the poultry industry his entire life. Mr. Lovette grew up in a family poultry business, which became the Holly Farms Corporation.  Through his formative years, he worked in virtually all aspects of the business including farm labor and management on his family’s broiler farm, catching chickens, working in all areas of a processing plant during summers, working as a customer service representative and as a trading floor clerk on the Chicago Board of Trade. Mr. Lovette’s experience learned over a lifetime in the industry enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Andre Nogueira de Souza, 48, has served as a Director since October 2014. Since January 1, 2013, Mr. Nogueira served as President and Chief Executive Officer of JBS USA Holdings, which holds the U.S., Canadian and Australian operations of JBS, the largest animal protein company in the world. Mr. Nogueira began his career with JBS USA Holdings in 2007, serving as Chief Financial Officer through 2011. He then served as Chief Executive Officer of JBS Australia, a subsidiary of JBS, in 2012. Prior to working for JBS USA Holdings, Mr. Nogueira worked for Banco do Brasil in corporate banking positions in the U.S. and Brazil. Mr. Nogueira currently serves on the Board of Directors and the Executive Committee of American Meat Institute, the Deans’ Leadership Council of the College of Agricultural Sciences of the Colorado State University and Rabobank’s North American Agribusiness Advisory Board. Mr. Nogueira has an MBA from Funcado Don Cabral, a Master’s in Economics from Brasilia University, a B.A. in Economics from Federal Fluminese University, and completed the Advanced Management Program at the University of Chicago Booth School of Business.
Mr. Nogueira brings outstanding leadership to our Board through his experience gained as a Chief Executive Officer of JBS USA Holdings and JBS Australia and Chief Financial Officer of JBS USA Holdings. In addition, Mr. Nogueira brings an extensive understanding of the protein industry and financial matters to the Board.
Wallim Cruz De Vasconcellos Junior, 59, has served as a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions, since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He was a former Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.
Regarded as one of Brazil’s preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’ experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.
The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, which we refer to as our Equity Directors.
The JBS Stockholders Agreement requires JBS and its affiliates to vote all of the Pilgrim’s Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.
At the Annual Meeting, nine Directors, including three Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the three nominees named below. If any of the nominees for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee.
Nominees for Equity Director
David E. Bell, 67, has served as a Director since July 2012. Mr. Bell has expertise in a number of areas including risk management, marketing and agribusiness. He has served as the George M. Moffett Professor of Agriculture and Business at Harvard Business School since July 1998. At Harvard Business School, he leads the annual agribusiness executive seminar and is currently the chairman of the school’s marketing faculty and also Senior Associate Dean with responsibility for faculty recruiting. He has degrees from Oxford University and the Massachusetts Institute of Technology.
As a long time member of the Harvard Business School faculty, Dr. Bell has gathered much experience relevant to the appropriate conduct of companies from his teaching of MBA students and executives and from his research and case writing. As the leader of the agribusiness program at Harvard Business School, he has studied all aspects of the food chain, over the entire supply chain and across the world. He is knowledgeable about marketing, retailing, risk management and strategy. Recently he taught the course “Leadership and Corporate Accountability,” which is concerned with the responsibilities CEOs and boards of directors face with respect to a company’s many stakeholders. We believe his broad experience in the food chain provides valuable insights to the Board.
Michael L. Cooper, 67, has served as a Director since December 2009. Mr. Cooper is currently a Managing Director and Vice Chairman Emeritus of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. Mr. Cooper was a Managing Partner of Kincannon & Reed and served as the Executive Vice President & CFO and a member of the board from July 2004 to December 2014. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.
Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Charles Macaluso, 73, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Global Power Equipment Group Inc., where he is also Chairman of the Board and a member of the audit committee; and Darling International, where he is also Lead Director. He also serves as a Chairman of the Board of three private companies. Mr. Macaluso previously served as a director of Global Crossing Ltd., where he was also a member of the audit committee.

Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.
The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority vote.

PROPOSAL 3. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as required by Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.
The “Say-on-Pay” vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.
At the 2016 annual meeting, approximately 99.5% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to Named Executive Officers. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not change our compensation principles and objectives in 2016 in response to the advisory vote of our stockholders.
We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company’s goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of each executive’s total compensation is tied not only to how well he performs individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. We also believe that equity incentives are aligned with our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED in a non-binding vote.”
The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 annual meeting of stockholders.
The Board of Directors recommends that you vote “FOR” the approval of the advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 4. ADVISORY VOTE ON FREQUENCY OF CONDUCTING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Periodically, the Company will include in the proxy materials for a meeting of stockholders where compensation disclosure is required, a resolution subject to an advisory vote to approve the compensation of named executive officers. This proposal gives our stockholders the opportunity to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers and is being submitted to stockholders as required by Section 14A of the Exchange Act. At the 2011 annual meeting of stockholders, our stockholders voted to hold an advisory vote to approve the compensation of our named executive officers on an annual basis. This year, we are again requesting your advisory vote to determine whether a vote on the type of resolution described above will occur every one, two or three years.
The frequency of the Say on Pay vote is advisory and thus not binding on the Compensation Committee or Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of this advisory vote and those opinions when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our named executive officers.
After careful consideration of the various arguments supporting each frequency level, the Board continues to believe that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for the Company and its stockholders at this time. An annual vote allows our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in the Company’s proxy statement each year.
Accordingly, the Board recommends that you vote in favor of holding an advisory vote of the stockholders of the Company to approve the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, every year at an annual meeting of stockholders beginning with the 2018 annual meeting of stockholders.
The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every one year, every two years, or every three years. You may also abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.
The advisory vote on the frequency of conducting the Say on Pay vote is a non-binding vote, meaning that the Company will not be obligated to conduct the Say on Pay vote with the frequency chosen by our stockholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the proposal. Notwithstanding the advisory nature of the vote, the frequency option that receives the highest number of votes cast at the Annual Meeting will be considered passed.
The Board of Directors recommends that you vote for conducting an ANNUAL Say on Pay vote. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors has the responsibility for establishing broad corporate policies and for monitoring our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.
Board of Directors Independence
Our Board of Directors has affirmatively determined that each of David E. Bell, Michael L. Cooper, Charles Macaluso, and Wallim Cruz De Vasconcellos Junior has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy’s categorical independence standards and the rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”).
Committees of the Board of Directors
To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.
Audit Committee. The Audit Committee members include Michael L. Cooper (Chairman), Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NASDAQ standards and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable standards of NASDAQ (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee Charter, which is available on the Investors section on our website at www.pilgrims.com, under the “Governance” caption.
Compensation Committee. The Compensation Committee members include Wesley Mendonça Batista (Chairman), Michael Cooper and Wallim Cruz de Vasconcellos Junior. Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Committee does not have a Charter.
Special Nominating Committees. Under our Certificate of Incorporation, the Board has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Wesley Mendonça Batista (Chairman), Gilberto Tomazoni, Joesley Mendonça Batista, William W. Lovette, Andre Nogueira de Souza and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes David E. Bell, Michael L. Cooper and Charles Macaluso.
The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.
For so long as JBS and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. The Equity Directors must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).
If JBS and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director under the NASDAQ listing standards,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.
Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption.
Our Special Nominating Committees do not have a policy with regard to identifying Director nominees or the consideration of any Director candidates recommended by our stockholders or otherwise. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of the Company’s common stock by JBS and its affiliates and the existing JBS Stockholders Agreement. However, the Board and the Special Nominating Committees acknowledge the benefits of broad diversity throughout the Company, including at the level of the Board. Accordingly, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective on the Board, selecting Directors based upon, among other things, their integrity, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim’s Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.
Meetings
During the fiscal year ended December 25, 2016, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held two meetings and there were five executive sessions including only non-management Directors. During 2016, each member of the Board of Directors, with the exception of Joesley Mendonça Batista, attended at least 75% of the number of meetings of the Board and each of the Board committees on which the Director served. One of our Directors was in attendance at our 2016 annual meeting of stockholders in person. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.
Board Leadership Structure and Risk Oversight
The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Gilberto Tomazoni, and our President and Chief Executive Officer is William W. Lovette.
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate level of communication between the Board of Directors and executive management for Board oversight of the Company and its management. The members of the Board periodically determine which member should serve as our Chairman of the Board because they are in the best position to make this decision based on their knowledge of the Company and our executive management team. Accordingly, the Board believes it is important to have the flexibility to select a Chairman who is the best person for the job, regardless of that person’s independence.

Because Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, William W. Lovette and Andre Nogueira de Souza are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors four times per year and meetings of independent directors four times per year.
The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations and governance. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks to manage as much of their impact on our business as possible. The Board oversees management’s policies and procedures in addressing these and other risks. Additionally, each of the Board’s four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity addressed to the attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director, as appropriate, depending on the facts and circumstances outlined in the communication.
Code of Business Conduct and Ethics and Corporate Governance Policies
Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investors - Corporate Governance” caption. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.
Controlled Company Exemption
We are a “controlled company” under the NASDAQ listing standards because JBS owns or controls over 50% of the voting power for the election of directors of the outstanding common stock as of the Record Date. Accordingly, we take advantage of the exemptions discussed in Rule 5615 of the NASDAQ listing standards.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Pilgrim’s Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for the fiscal year ended December 25, 2016 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Wesley Mendonça Batista, Chairman
Michael L. Cooper
Wallim Cruz de Vasconcellos Junior

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following discusses the material elements of the compensation for our Chief Executive Officer and our Chief Financial Officer listed in the “Summary Compensation Table” on page 28 (together, the “Named Executive Officers”) during our fiscal year ended December 25, 2016. To assist in understanding compensation for 2016, we have included a discussion of our compensation policies and decisions for periods before and after 2016, where relevant. During 2016, the Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive plans and employee benefit plans.
The Company’s compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that:

•	incentive compensation should represent a significant portion of total compensation;

•	compensation should be performance-based;

•	incentive compensation should balance short-term and long-term performance;

•	compensation levels should be market competitive; and

•	superior performance should be rewarded.
In order to further these guiding principles, the key components of our compensation in 2016 included (1) cash compensation, in the form of base salaries, cash incentive compensation and bonuses; (2) long-term equity compensation, in the form of restricted stock units that are earned and granted, if at all, based on the achievement of financial performance metrics designed to reinforce our business objectives and restricted stock and restricted stock units that vest over time; and (3) other non-cash compensation, such as health and welfare benefits, and certain other limited perquisites and benefits.
The Compensation Committee believes a significant portion of the compensation to our Named Executive Officers should be performance based. The Compensation Committee also believes that our Named Executive Officers’ compensation should be balanced with longer term incentives. Accordingly, a significant portion of the compensation to our Named Executive Officers was awarded in the form of restricted stock and restricted stock units, which vests over time and in performance restricted stock units, which are earned and granted if specific 2016 performance targets are met and vest at the end of a three-year period. The Compensation Committee believes these equity awards more closely align our Named Executive Officers’ incentives with the long-term interests of our stockholders, including growing our business and improving the Company’s profitability relative to its peers. For 2016, approximately 60% and 59% of the total target compensation of our chief executive officer and our chief financial officer, respectively, was “at risk,” or dependent upon both the Company’s and his individual performance.
Additionally, the Company maintains the following policies that support the Company’s “pay-for-performance” principles:

•	the restriction of our directors, Named Executive Officers, and other key executive officers from hedging the economic interest in the Company securities that they hold;

•
the prohibition of Company personnel, including the Named Executive Officers, from engaging in any short-term, speculative securities transactions, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company);

•	the restriction of our directors, Named Executive Officers, and other key executive officers from pledging the Company securities that they hold; and

•	our policy of not having any change-in-control or retirement arrangements with our Named Executive Officers.
Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In conducting its review, the Compensation Committee reviews information related to each Named Executive Officer’s individual performance, total compensation, each of the components of compensation, and the Company’s performance. Our compensation principals and objectives did not significantly change in 2016. At the annual meeting of our stockholders held on April 29, 2011, our stockholders recommended the Company hold an advisory vote on the compensation of the Company’s Named Executive Officers annually. After consideration of this recommendation, the Company agreed and has held an advisory vote on our executive officer compensation every year until the next non-binding advisory vote on frequency of stockholder votes on Named Executive Officer compensation which will be held this year.
2016 Executive Compensation Vote
At the 2016 annual meeting, approximately 99.5% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to Named Executive Officers. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not change our compensation principles and objectives in 2016 in response to the advisory vote of our stockholders.
Company Performance and Pay
The Committee has designed key elements of our executive compensation program to align pay with our performance. The Committee’s compensation decisions for 2016 reflect the Company’s strong performance in multiple financial areas. Specific 2016 achievements included the following, among others:

•	The Company achieved strong results relating to operating revenues ($7.9 billion), net income ($440.5 million, or $1.73 per diluted share) and net cash provided by operations ($755.5 million).

•
The Company generated a cumulative total return on its common stock over the five years ended 2016 of 325.4% as compared to a cumulative total return generated over the same period by the Russell 2000 Composite Index and by the Company’s peer group of 96.5% and 184.3%, respectively. Companies in the peer group index include Sanderson Farms Inc., Hormel Foods Corp. and Tyson Foods Inc.

•	As of our fiscal year ending December 25, 2016, the Company had $120.3 million of cash and cash equivalents.

•
The Company continued its efforts on cost reductions, more effective processes, training and its total quality management program. Between 2011 and 2016, these efforts have resulted in cumulative operational improvements of approximately $1.0 billion.

The Committee sets challenging goals for our annual and long-term incentive programs. The fiscal 2016 performance described above did not achieve target goals set by the Committee under long term incentive program, and therefore resulted in no payouts under that program. The Committee believes that the annual incentive payouts reflect the exceptional financial performance of the Company for fiscal 2016. For more information regarding our financial performance during fiscal 2016, see our Annual Report on Form 10-K for the fiscal year ended December 25, 2016 filed with the SEC on February 9, 2017, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended December 25, 2016 filed with the SEC on March 7, 2017.
Executive Compensation Principles, Policies and Objectives
The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:

•
Incentive compensation should represent a significant portion of total compensation. A significant portion of our executives’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives.

•
Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase.

•
Incentive compensation should balance short-term and long-term performance. Executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and restricted stock units, which makes the performance of the Company’s common stock a targeted incentive.

•
Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace. Prior to setting performance goals and target opportunities for our incentive compensation, the Compensation Committee considers market compensation data compiled and prepared by management.

•
Superior performance should be rewarded. Outstanding achievement should be recognized. The Board and the Compensation Committee consider the Company’s strategies when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers and evaluate the individual’s performance against those strategies in setting compensation.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2016, the Compensation Committee believes that our Named Executive Officers’ compensation is consistent with our performance and economic and competitive industry conditions, and equity incentives are aligned with our actions to grow our business and improve the Company’s profitability relative to its peers. Neither the Compensation Committee nor the Board of Directors retained a compensation consultant in 2016, nor did either use benchmarking of peer groups in setting our Named Executive Officers’ compensation for 2016.
Currently, the Company does not have any agreements relating to the employment of our Named Executive Officers. The Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board. However, in certain circumstances, the Compensation Committee and the Board believe it is prudent to use employment agreements as a means to attract and/or retain executives and to foster an environment of relative security within which we believe our executives will be able to focus on achieving Company goals.
Role of the Compensation Committee and Executive Officers in Compensation Decisions
The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee’s objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our executive officers, including our Named Executive Officers, and works with our Chief Executive Officer to evaluate and approve compensation of our executive officers other than the Chief Executive Officer. Our other Named Executive Officer, the Chief Financial Officer, reports directly to our Chief Executive Officer who supervises the day to day performance of the Chief Financial Officer. Accordingly, the Chief Executive Officer evaluates the Chief Financial Officer’s individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our Chief Executive Officer and any recommendations of the Board of Directors with respect to non-CEO compensation.
Components of Compensation
During 2016, the principal elements of compensation for our executive officers were as follows:

•	base salaries;

•	bonuses, including annual cash incentive compensation and discretionary bonuses;

•	long term incentive compensation, including awards of restricted stock units earned and granted based on the achievement of performance goals, time-vested restricted stock and restricted stock units;

•	other compensation consisting primarily of health and welfare benefits; and

•	certain limited perquisites and other personal benefits.
Additionally, we provide each executive officer certain severance benefits if the executive is terminated other than for cause, as described below. The Compensation Committee and the Board believe that these severance benefits are necessary and advisable to keep executive officers focused on the best interests of the Company at times that may otherwise cause a lack of focus due to personal economic exposure. Further, the Compensation Committee and the Board believe that these severance benefits are necessary and advisable for retentive purposes to provide a measure of support to our Named Executive Officers who may receive offers of employment from competitors that would provide severance benefits. See the “2016 Potential Payments Upon Termination” table for additional information regarding the severance payable to our Named Executive Officers. However, the Company does not provide any change-in-control to its Named Executive Officers other than the vesting of restricted stock and restricted stock units under the Long Term Incentive Plan (the “LTIP”) under certain circumstances in the case of a “change in control.” The Company also does not provide any retirement arrangements to its Named Executive Officers other than the eligibility to participate in the Company’s 401(k) salary deferral plan (the “401(k) Plan”) on the same basis as other employees. Currently, we do not have any agreements relating to the employment of our Named Executive Officers.
Base Salary
We provide our Named Executive Officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases thereto are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee approved an increase to the base salary of our Chief Financial Officer from $400,000 to $415,000. In approving the increase, the Compensation Committee considered Mr. Sandri’s overall performance and strong leadership. The Board did not elect to increase Mr. Lovette’s annual base salary during 2016.
Annual Cash Incentive Compensation
Cash incentive awards are determined by the Compensation Committee and granted under the terms of the Company’s Short-Term Management Incentive Plan (the “STIP”). Additionally, we may also provide short-term incentives to executives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The STIP is an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP.
As part of developing the Company’s compensation strategy for the fiscal year ended December 25, 2016, the Compensation Committee established annual performance goals and target payout amounts for William W. Lovette, our Chief Executive Officer and President, and Fabio Sandri, our Chief Financial Officer. Each of Mr. Lovette's and

Mr. Sandri's annual performance goal was established under the STIP based on income (loss) before income taxes as a percentage of the Company’s net revenues (“PBT Margin”). The Compensation Committee chose to utilize PBT Margin, as determined based on the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company, in setting performance goals and target payout amounts because PBT Margin has a higher correlation to cash flow and liquidity than EBITDA and because it aligns with the Company’s goals of driving overall operational results.
Additionally, although annual incentive cash bonuses are primarily based on individual and Company performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our Named Executive Officers. In 2016, the Compensation Committee did not award any discretionary cash bonuses.
Long Term Incentive Compensation
The Board and the Compensation Committee believes that long-term incentive compensation is essential to attracting, retaining and motivating executives. The Board and the Compensation Committee further believe that providing our executives with long-term incentives will align their interests with our stockholders and encourage them to grow and operate the Company’s business with a view towards building long-term stockholder value and improving profitability. The Board and the Compensation Committee also believe that equity awards make the performance of the Company’s common stock a targeted incentive. In furtherance of these objectives, we maintain the LTIP, which provides for the grant of a broad range of long-term equity-based and cash-based awards, including performance-based awards, to the Company’s officers and other employees, members of the Board and any consultants. The LTIP is administered by the Compensation Committee. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock based awards. As of December 25, 2016, the maximum number of shares reserved for issuance under the LTIP was 5,026,705 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant’s awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. While we do not have a formal stock ownership requirement for our executive officers, we do maintain policies against hedging the economic interest in Company securities, engaging in speculative securities transactions, including short sales, and pledging Company securities.
Based on these considerations, the Compensation Committee determined that an equity award combination consisting of restricted stock and restricted stock units (“RSUs”) would best serve the Compensation Committee’s goals. The Company has never granted stock options. We have granted equity awards to our Chief Executive Officer and Chief Financial Officer at a level in which the Board and the Compensation Committee believe will provide the executives long-term incentives, align their interests with those of our stockholders, meet the Company’s long-term objectives and under appropriate circumstance to induce such executives to join the Company.
On May 18, 2016, the Company declared a $700 million special cash dividend to its stockholders. In connection with the special cash dividend, on October 27, 2016 the Compensation Committee granted Mr. Lovette and Mr. Sandri RSUs valued on the date of grant at $471,660 (22,396 RSUs) and $182,864 (8,683 RSUs), respectively, which were equal to the amounts of the dividend that would have been awarded to them had their RSU awards existing at the time of the dividend been vested. The RSUs that were granted to Mr. Lovette and Mr. Sandri are subject to the same vesting requirements as the underlying RSUs granted under the LTIP. The only RSUs outstanding at the time of this grant were RSUs granted with respect to their 2014 and 2013 LTIP awards. The Compensation Committee decided to grant RSUs in lieu of a cash dividend to further align the interests of Mr. Lovette and Mr. Sandri with the Company’s long-term profitability.

In the first quarter of 2016, the Compensation Committee approved the 2016 Long Term Incentive Program (the “2016 Program”), which is a component of the LTIP. The purpose of the 2016 Program is to provide additional incentives to participants to grow the Company’s business and improve the Company’s profitability relative to its peers as measured by Bank of America’s Monthly Profitability Survey (the “BoA Survey”). Under the 2016 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2016 Program. In the second quarter of 2016, the Compensation Committee approved the revised thresholds for the 2016 Program set forth below.
The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2016. In order for any RSUs to be granted under the 2016 Program, two initial threshold performance goals were required to be achieved. The first initial threshold goal was based on the Company's achievement of a minimum three percent (3%) PBT Margin for 2016. The Compensation Committee believes that since PBT Margin is a good indicator of the Company’s profitability, an initial threshold based on strong profitable results is appropriate in light of the Company’s compensation principles. The second initial threshold performance goal was based on the Company having an EBIT delta, which measures the Company's profitability relative to its peers as measured by the BoA Survey, greater than the EBIT delta of the fifth best performing company in the BoA Survey. The Compensation Committee believes that the second initial threshold’s measure of EBIT delta accurately portrays the Company’s corporate performance relative to its industry, and that long-term incentive awards should be granted only if the Company is competitive with its peers. For more information on the Company’s compensation principles, see “Compensation Discussion and Analysis - Executive Compensation Principles, Policies and Objectives” above. If the Company achieves the two initial threshold goals, it would issue RSUs in accordance with the following table (using the BoA Survey):

Payout (as a percentage of award target)	50%	75%	100%	125%	150%
EBIT delta to average company(a)	+2.46	+2.66	+2.86	+3.16	+3.36

(a)	Cents per processed pound.
Both Named Executive Officers participated in the 2016 Program, and received the opportunity for grants of RSU awards based on the achievement of the above performance conditions. The Company met the first threshold goal, achieving a PBT Margin of 8.481% for 2016. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. Since the Company did not reach the second threshold goal of an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey, the Compensation Committee granted no awards to Mr. Lovette and Mr. Sandri under the 2016 Program.
Other Compensation
Our Named Executive Officers receive no special employee benefits. During 2016, our Named Executive Officers were eligible to participate on the same basis as other employees in the Company’s 401(k) salary deferral plan (the “401(k) Plan”). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2016. We do not have any other pension plan for our Named Executive Officers. In 2016, Mr. Sandri participated in the 401(k) Plan.
We continue to maintain the Pilgrim’s Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. In 2016, neither of our Named Executive Officers participated in the Deferred Compensation Plan.
We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our Named Executive Officers generally are eligible for the same benefit programs on the same basis as our other domestic employees.
Perquisites and Other Personal Benefits
During 2016, we provided our Named Executive Officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits that we provide to our Named Executive Officers. During 2016, our executive officers were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. Information regarding these perquisites is reported below in the Summary Compensation Table. In establishing the total compensation of the executive officers, the Compensation Committee considered all perquisites and other personal benefits. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce each of Mr. Lovette and Mr. Sandri to join and remain with the Company.
Compensation to William W. Lovette
The Compensation Committee structured Mr. Lovette’s 2016 compensation so that a significant amount of his annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” For 2016, approximately 60% of his total target compensation was “at risk.”
Base Salary and Annual Incentive Compensation
Mr. Lovette is provided an annual base salary of $1,000,000 in a 52 week fiscal year and $1,038,462 in a 53 week fiscal year. The Board did not elect to increase Mr. Lovette’s annual base salary in 2016. During 2016, Mr. Lovette was eligible to earn an annual cash bonus pursuant to the STIP. Accordingly, Mr. Lovette’s individual performance targets and bonus for 2016 were established under the STIP as follows:

2016 PBT Margin	Bonus Amount
3% (Threshold)	$250,000
4%	$500,000
5%	$750,000
6% (Target)	$1,000,000
7%	$1,250,000
8%	$1,500,000
9%	$1,750,000
10%	$2,000,000
Greater than 10%	$2,000,000 plus 1.0% of the excess PBT above 10%
For purposes of Mr. Lovette’s bonus pursuant to the STIP, PBT Margin for 2016 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. For 2016, the maximum bonus Mr. Lovette could receive was $10,000,000. Following the end of 2016, the Compensation Committee reviewed the Company’s PBT Margin for 2016, which totaled 8.481%. Consequently, the Compensation Committee awarded Mr. Lovette a cash bonus of $1,500,000 for 2016 under the STIP.

Long-Term Incentive Compensation
Mr. Lovette was granted a target performance-based award in 2016 under the 2016 Program, which would be converted to RSUs upon the Company’s achievement of pre-approved performance goals. Following the end of 2016, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals and the payout goal under the 2016 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 8.481% for 2016. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. As a result, Mr. Lovette did not earn any RSUs pursuant to the 2016 Program.
Perquisites and Other Personal Benefits
Mr. Lovette is eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company’s executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.
Severance Payments
Mr. Lovette is eligible to participate in the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”). See “Severance Plan” below for a discussion regarding the terms and conditions applicable to the Severance Plan.
Compensation to Fabio Sandri
The Compensation Committee structured the terms of Mr. Sandri’s compensation so that a significant amount of Mr. Sandri’s annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” As a result, for 2016, approximately 59% of his total target compensation was “at risk.”
Base Salary and Annual Incentive Compensation
Mr. Sandri is provided an annual base salary of $415,000 in a 52 week fiscal year and $430,962 in a 53 week fiscal year. The Board elected to increase Mr. Sandri’s annual base salary from $400,000 to $415,000 in 2016.
For 2016, Mr. Sandri also received an award under the STIP. Mr. Sandri’s individual performance goals are based on the following key performance indicators:

•	Reduction of capital employed;

•	Integration synergies;

•	Reduction of cost of capital; and

•	Relative position against industry.
Mr. Sandri’s PBT Margin performance goal target and corresponding bonus funding percentage (as a percentage of his annual base salary at the beginning of 2016) under the STIP were as follows:

2016 PBT Margin	Bonus as % of Base Salary
3% (Threshold)	25%
4%	50%
5%	75%
6% (Target)	100%
7%	125%
8%	150%
9%	175%
10%	200%
Greater than 10%	200% plus 0.2% of the excess PBT above 10%
With respect to any bonus that is attributable to the PBT Margin exceeding 10%, the Compensation Committee has the discretion, as it deems appropriate, to grant, or refrain from granting, any bonus award. For purposes of Mr. Sandri’s bonus pursuant to the STIP, PBT Margin for 2016 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. Following the end of 2016, the Compensation Committee reviewed the Company’s PBT Margin for 2016, which totaled 8.481%. Mr. Sandri was granted an award of $590,212, equivalent to 142% of his base salary, based on the Company’s PBT Margin achievement of 8% and Mr. Sandri’s achievement of 95% of his individual performance goals.
Long-Term Incentive Compensation
Mr. Sandri was granted a target performance-based award in 2016 under the 2016 Program which would be converted to RSUs upon the Company’s achievement of pre-approved performance goals. Following the end of 2016, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2016 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 8.481% for 2016. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. As a result, Mr. Sandri did not earn any RSUs pursuant to the 2016 Program.
Severance Payments
Mr. Sandri is eligible to participate in the Severance Plan. See “Severance Plan” below for a discussion regarding the terms and conditions applicable to the Severance Plan.
Severance Plan
During 2016, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including the Named Executive Officers, if their employment was terminated “without cause” (as defined below). The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs.
Consistent with the Company’s compensation policy, the terms of the Named Executive Officers' compensation do not provide for any change-in-control or retirement arrangements other than the vesting of restricted stock granted to them under the LTIP under certain circumstances in the case of a “change in control.”

Tax Considerations
Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our Named Executive Officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the STIP can be structured to be performance-based compensation meeting these requirements and, as such, has the opportunity to be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For 2016, certain compensation to Mr. Lovette (including his bonus) did not qualify as performance-based compensation and was not deductible.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes compensation paid to or earned by our Named Executive Officers for 2016, 2015, and 2014, comprised of our Chief Executive Officer and our Chief Financial Officer, who were serving at December 25, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(a) ($)	Non-Equity Incentive Plan Compensation(b) ($)	All Other Compensation(c) ($)	Total ($)
William W. Lovette	2016	1,000,000	—	—	1,500,000	475,725	2,975,725
Chief Executive Officer and President	2015	1,038,462	—	—	4,537,000	977,875	6,553,337
	2014	1,000,000	—	2,019,347	6,263,742	2,989	9,286,078
Fabio Sandri	2016	407,500	—	—	590,212	186,016	1,183,728
Chief Financial Officer	2015	415,385	420,150	—	800,000	377,010	2,012,545
	2014	399,700	500,000	757,262	776,000	1,020	2,433,982

(a)
In March 2016, Mr. Lovette and Mr. Sandri received performance-based awards under the 2016 Program that would be settled for RSUs if the awards were earned. At the date of receipt of the grants, the outcome of achieving the performance conditions was deemed improbable in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”). Had the awards been earned at the maximum level, they would have been valued at $1,904,866 and $952,446 for Mr. Lovette and Mr. Sandri, respectively, based on the closing price of the Company’s common stock on March 30, 2016 ($25.36 per share). See “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation,” “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long-Term Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long-Term Incentive Compensation” for discussions of the applicable performance conditions. No awards were earned with respect to 2016.

(b)
The amounts received by Mr. Lovette and Mr. Sandri for 2016 reflect cash bonuses received pursuant to the STIP. See “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Base Salary and Annual Incentive Compensation” for a discussion of the performance metrics related to these STIP awards.

(c)	For 2016, the “All Other Compensation” column includes the following items of compensation:

i.
In connection with a $700 million special cash dividend by the Company to its stockholders, Mr. Lovette and Mr. Sandri were granted RSUs valued on the date of grant at $471,660 (22,396 RSUs) and $182,864 (8,683 RSUs), respectively, which were equal to the amount of the dividend that would have been awarded to them had their RSU awards existing at the time of the dividend been vested. The RSUs that were granted to Mr. Lovette and Mr. Sandri are subject to the same vesting requirements as the underlying RSUs granted under the LTIP.

ii.	Section 79 income to the named individuals due to group term life insurance in the following amounts: William W. Lovette, $2,322; Fabio Sandri, $644.

iii.	The Company reimburses employees for a portion of their long-term disability premium cost. William W. Lovette received $543 for a portion of his long-term disability premium cost.

iv.
The Company provides a cell phone stipend to employees to cover business use on personal cell phones. The named individuals received stipends in the following amounts: William W. Lovette, $1,200; Fabio Sandri, $600.

v.	The Company provides matching 401(k) contributions. Fabio Sandri received $1,908 in matching contributions.

2016 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William W. Lovette	3/30/2016	500,000	1,000,000	10,000,000	—	—	—	—	—
	3/30/2016	—	—	—	25,038	50,075	75,113	—	—
	10/27/2016	—	—	—	—	—	—	22,396	471,660
Fabio Sandri	3/30/2016	100,000	400,000	800,000	—	—	—	—	—
	3/30/2016	—	—	—	12,519	25,038	37,557	—	—
	10/27/2016	—	—	—	—	—	—	8,683	182,864

(a)
The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP. For each of Mr. Lovette and Mr. Sandri, threshold, target and maximum amounts under the STIP were determined by the Compensation Committee in March 2016. See “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Base Salary and Annual Incentive Compensation” for discussions of the applicable performance targets.

(b)
In March 2016, Mr. Lovette and Mr. Sandri received performance-based awards under the 2016 Program that would be settled for RSUs if the awards were earned. At the date of receipt of the grants, the outcome of achieving the performance conditions was deemed improbable in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”). Had the awards been earned at the maximum level, they would have been valued at $1,904,866 and $952,446 for Mr. Lovette and Mr. Sandri, respectively, based on the closing price of the Company’s common stock on March 30, 2016 ($25.36 per share). See “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation,” “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long-Term Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long-Term Incentive Compensation” for discussions of the applicable performance conditions. No awards were earned with respect to 2016.

2016 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William W. Lovette	—	—	223,970	(a)	4,259,909
Fabio Sandri	—	—	86,843	(b)	1,651,754

(a)
Mr. Lovette received a grant of 46,296 restricted stock units under the LTIP in February 2014. The restricted stock units are scheduled to vest on December 31, 2017, subject to his continued employment with the Company through that date and other terms and conditions. Mr. Lovette received a grant of 120,919 restricted stock units under the LTIP in February 2014. The restricted stock units vested on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. In connection with a $1.5 billion special cash dividend by the Company to its stockholders, Mr. Lovette received a grant of 34,359 restricted stock units under the LTIP in February 2015. The restricted stock units vested on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. In connection with a $700 million special cash dividend by the Company to its stockholders, Mr. Lovette received a grant of 22,396 restricted stock units under the LTIP in October 2016. The restricted stock units vested on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. For additional information, see “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long Term Incentive Compensation.”

(b)
Mr. Sandri received a grant of 19,493 restricted stock units under the LTIP in February 2014. The restricted shares are scheduled to vest on December 31, 2017, subject to his continued employment with the Company through that date and other terms and conditions. Mr. Sandri received a grant of 45,345 restricted stock units under the LTIP in February 2014. The restricted shares are scheduled to vest on December 31, 2017, subject to his continued employment with the Company through that date and other terms and conditions. In connection with a $1.5 billion special cash dividend by the Company to its stockholders, Mr. Sandri received a grant of 13,322 restricted stock units under the LTIP in February 2015. The restricted stock units vested on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. In connection with a $700 million special cash dividend by the Company to its stockholders, Mr. Sandri received a grant of 8,683 restricted stock units under the LTIP in October 2016. The restricted stock units vested on December 31, 2016, subject to his continued employment with the Company through that date and other terms and conditions. For additional information, see “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long Term Incentive Compensation.”

Lovette Employment Terms
In December 2010, the Board approved the appointment of Mr. Lovette, as our Chief Executive Officer and President, effective January 3, 2011. In 2016, Mr. Lovette received an annual base salary of $1,000,000, and he was eligible to earn an annual cash bonus. The maximum bonus payable to Mr. Lovette with respect to 2016 performance was $10,000,000. In 2016, Mr. Lovette earned a cash bonus of $1,500,000 with respect to 2016 performance. For information regarding Mr. Lovette’s individual performance targets and bonus opportunity for 2016 under the STIP, see “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation.” Mr. Lovette is also eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers.
Sandri Employment Terms
Fabio Sandri was appointed as the Company’s Chief Financial Officer effective June 6, 2011. His appointment was approved by the Board of Directors on June 1, 2011. In 2016, Mr. Sandri was provided an annual base salary of $407,500 and is eligible to participate in the STIP with a bonus target equal to 100% of his annual base salary. For additional information regarding Mr. Sandri’s bonus award, see “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation.” Mr. Sandri is also eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers.
Short-Term Incentive Plan
The Company maintains the STIP, an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. The STIP permits the grant of awards that are intended to qualify as deductible under section 162(m) of the Code. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee, in its sole discretion, will be eligible to participate in the STIP. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company’s common stock, or in any combination of cash and common stock. The Compensation Committee currently administers the STIP and establishes performance periods under the STIP, which may be of varying and overlapping durations. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion. For 2016, both Mr. Lovette and Mr. Sandri participated in the STIP.
For each award under the STIP, the Committee, in its discretion, may make objectively determinable adjustments to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other nonoperating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; noncash items; and any other items of significant income or expense which are determined to be appropriate adjustments.
Under the terms of the STIP, the maximum aggregate amount of all awards intended to constitute qualified performance-based compensation granted to a participant with regard to any fiscal year will not exceed $10,000,000.
Long Term Incentive Plan and 2016 Long-Term Incentive Program
The Company maintains the LTIP, which is administered by the Compensation Committee. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, RSUs and other stock based awards. As of December 25, 2016, the maximum number of shares reserved for issuance under the LTIP was 5,026,705 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant’s awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse.
Under the LTIP, a “change in control” generally includes (i) a direct or indirect sale or other disposition of the Company and its subsidiaries taken as a whole as an entirety or substantially as an entirety in one transaction or series of transactions, (ii) the consummation of any transaction (including a merger) to which the Company is a party the result of which is that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50.1% of the total voting power generally entitled to vote in the election of directors of the person surviving such transaction, (iii) any “person” or “group” becomes the ultimate “beneficial owner” (each as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the total voting power generally entitled to vote in the election of directors of the Company on a fully diluted basis, (iv) subject to specified exceptions and qualifications, during any two consecutive years, individuals who at the beginning of such period constituted the members of the Board cease for any reason to constitute a majority of the members of the Board then in office, or (v) the adoption of a plan for the liquidation or dissolution of the Company.
In the first quarter of 2016, the Compensation Committee approved the 2016 Program. Under the 2016 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2016 Program. The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2016.
In the first quarter of 2016, the Named Executive Officers were each granted a target performance-based award under the 2016 Program. These awards would conv ert to RSUs upon the Company’s achievement of the performance goals under the 2016 Program. Following the end of 2016, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2016 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 8.481% for 2016. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. As a result, Mr. Lovette and Mr. Sandri did not earn any RSUs pursuant to the 2016 Program.
Perquisites and Other Personal Benefits
For additional information regarding the performance criteria for the 2016 Program, see “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation.”
401(k) Salary Deferral Plan
Our executive officers receive no special employee benefits. During 2016, our executive officers were eligible to participate on the same basis as other employees in the Company’s 401(k) Plan. Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2016. All full-time employees in the U.S. are eligible to participate in the 401(k) Plan. We do not have any other pension plan for our executive officers. In 2016, Mr. Sandri participated in the 401(k) Plan.

2016 Potential Payments Upon Termination or Change-in-Control
The information below describes certain compensation that would be paid to William W. Lovette, our Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer, in the event of a termination of their respective employment with the Company or under certain circumstances in the event of a change in control of the Company. Neither Named Executive Officer would receive any payments or benefits upon termination for cause. The Company also has no arrangements under which the Named Executive Officers would receive any payments or benefits upon a change in control of the Company other than immediate vesting under certain circumstances of RSUs granted to Mr. Lovette and Mr. Sandri under the LTIP. The amounts shown in the table below assume that such a termination of employment occurred on December 25, 2016.

Executive Officer / Element of Compensation	Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability ($)	Change-in-Control ($)
William W. Lovette
Severance payment(a)	—	2,000,000	—
Self-insured payments(b)(c)	346,154	—	—
Immediate vesting of RSUs(d)	—	—	4,259,909
Total for Mr. Lovette	346,154	2,000,000	4,259,909

Fabio Sandri
Severance payment (a)	—	161,538	—
Self-insured payments(b)	143,654	—	—
Immediate vesting of RSUs(d)	—	—	1,651,754
Total for Mr. Sandri	143,654	161,538	1,651,754

(a)	Calculated pursuant to the Severance Plan, as described below.

(b)
Amounts in the table reflect lump-sum payments to be made by the Company. For termination due to death, Mr. Lovette’s and Mr. Sandri’s estates would also receive $500,000 and $415,000, respectively, from third party insurers.

(c)	Mr. Lovette would also receive approximately $15,000 per month in long-term disability payments from third party insurers.

(d)
As of December 25, 2016, Mr. Lovette and Mr. Sandri held 223,970 and 86,843 unvested RSUs, which were granted under the LTIP. The shares subject to the RSUs will vest immediately if a “change-in-control” occurs and the restricted stock is not converted, assumed or replaced by the successor entity. These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of the event was equal to the closing price of the Company’s common stock on the last trading day of the fiscal year ended December 25, 2016 ($19.02).

Severance Plan
During 2016, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause.” For the purposes of the Severance Plan, termination “for cause” means termination of employment because of (i) negligence or misconduct by the individual in the performance of his/her duties for the Company, (ii) non-performance by the individual of his/her duties for the Company, (iii) the individual’s conviction for or admission of a felony offense, or the individual’s indictment for a criminal offense involving or relating to the business of the Company, (iv) excessive tardiness or absenteeism pursuant to Company policies, (v) act of fraud, dishonesty, or embezzlement by the individual with respect to the Company, or (vi) misconduct by the individual, which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the individual to be unable to perform his/her duties.
The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay a lump-sum amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs. Both Mr. Lovette and Mr. Sandri are eligible participants under the Severance Plan.
Compensation Risks
The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2016, the Company’s compensation programs were designed to provide the following:

•	elements that balance short-term and long-term compensation;

•	for our executive officers, incentive compensation that rewards performance based on Company performance; and

•	compensation with fixed and variable components.
As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.
The Company also believes that its compensation program does not encourage excessive risk taking because the above compensation elements coupled with equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of the Named Executive Officers’ total compensation is performance-based and tied to the profitability of the Company. Specifically, in 2016, each of Mr. Lovette and Mr. Sandri were eligible to receive an annual cash bonus payable based on the Company’s PBT Margin. Additionally, Mr. Lovette and Mr. Sandri each has been granted equity awards and currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that the Named Executive Officers’ beneficial ownership of Pilgrim’s Pride common stock, which encourages long-term focus on sustainable performance, aligns their interests with those of our stockholders.
Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
During 2016, the members of the Compensation Committee were Wesley Mendonça Batista, Michael L. Cooper and Wallim Cruz de Vasconcellos Junior. No member of the Committee was, during 2016, an officer, former officer or employee of the Company or any of our subsidiaries. Wesley Mendonça Batista is a member of the Batista family, which ultimately controls JBS. See “Related Party Transactions - Certain Transactions” for more information on the Company’s transactions with JBS. We did not have any compensation committee interlocks in 2016.

2016 DIRECTOR COMPENSATION TABLE
The following table sets forth certain information with respect to our director compensation for the fiscal year ended December 25, 2016. Compensation information for Mr. Lovette is set forth above under “Executive Compensation - Summary Compensation Table.” Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, Andre Nogueira de Souza and William W. Lovette did not receive any compensation solely for service as Directors.

Director	Fees Earned or Paid in Cash	All Other Compensation	Total
David E. Bell	$147,500	$—	$147,500
Michael L. Cooper	179,000	—	179,000
Charles Macaluso	163,500	—	163,500
Wallim Cruz Vasconcellos Junior	174,000	—	174,000
Under the Company’s current compensation program for Directors (the “Program”), directors who are employed by the Company or any of its subsidiaries will not receive any additional compensation for their services as directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of either cash or a combination of cash and equity awards to be determined by the Board. During 2016, the entire retainer was paid in cash. In addition, non-employee directors each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee each receive $15,000 supplemental annual compensation, and other members of those committees each receive an additional $10,000 per year. The Chairmen of other Board committees each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
During 2016, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, our restated certificate of incorporation provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions of our certificate of incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.
Certain Transactions
During 2016, we were a party to certain transactions with our current Directors and executive officers. These transactions, along with all other related party transactions, received the approval of the current Audit Committee or, in the case of transactions entered into prior to our emergence from bankruptcy, the Audit Committee in existence at that time. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.
On January 19, 2010, we entered into an agreement with JBS USA Food Company (“JBS USA”), a subsidiary of JBS, in order to allocate costs associated with the procurement of SAP licenses and maintenance services by JBS USA for both JBS USA and the Company. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.
On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which had historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on December 31, 2019. During 2016, JBS USA incurred approximately $40.5 million in expenditures paid on our behalf, including the procurement and maintenance of SAP licenses. During 2016, we incurred approximately $10.6 million in expenditures paid on behalf of JBS USA.
We routinely enter transactions to purchase products from JBS USA and to sell our products to them. During 2016, our purchases from JBS USA totaled $139.5 million and our sales to JBS USA totaled $16.5 million. In 2016, the Company also purchased products from Seara International Ltd. in the amount of $2.7 million. In the same year, the Company also sold products to JBS Global (UK) Ltd., JBS Chile Ltda., JBS Five Rivers, and J&F Investimentos Ltd., affiliates of JBS, in the amounts of $0.1 million, $0.6 million, $14.1 million, and $69 thousand, respectively.
The Company entered into a tax sharing agreement during 2014 with JBS USA Holdings effective for tax years starting 2010. A net tax receivable due from JBS USA Holdings in the amount of $5.0 million for tax year 2016 was accrued in 2016.
William D. Lovette is the son of the Company’s Chief Executive Officer and President and is employed as the Company’s Head of Logistics.  During fiscal year 2016, his annual cash compensation was $497,939. During fiscal year 2015, his annual cash compensation was $454,928.  During fiscal year 2014, his annual cash compensation was $454,247. He was also granted awards under the Company’s long term incentive programs in 2014, 2015 and 2016. The RSUs awarded to him under the Company’s long term incentive programs in 2015 and 2016 were not earned and consequently forfeited. He was awarded 5,875 RSUs in 2014. In connection with the $1.5 billion special cash dividend by the Company to its stockholders, he received a grant of 1,615 and 1,002 RSUs related to his outstanding 2013 and 2014 awards under the Company’s long term incentive programs. In connection with the $700 million special cash dividend by the Company to its stockholders, he received a grant of 1,052 and 652 RSUs related to his outstanding 2013 and 2014 awards under the Company’s long term incentive programs. William D. Lovette’s employment with the Company was approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
Audit Fees
Fees for audit services totaled $1,608,398 in 2016, $1,609,560 in 2015 and $1,340,457 in 2014. Fees were incurred for the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.
Audit-Related Fees
We incurred no fees for audit-related services during 2016, 2015 or 2014. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.
Tax Fees
Fees for tax services totaled $38,000 in 2016, $16,000 in 2015 and $68,100 in 2014. Tax-related services principally included assistance with a tax return for two of our captive insurance subsidiaries and tax advice related to our Mexico subsidiaries in 2016, 2015 and 2014.
All Other Fees
Fees for information technology services totaled $139,000 in 2015. We incurred no fees for other services not included above during 2016 and 2014.
The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2016, 2015 and 2014.
Pre-Approval Policies and Procedures
In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our Chief Financial Officer, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Chief Financial Officer, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2016 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Chief Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Chief Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•
a joint statement of the Chief Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.
The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;

•
increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.
The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.
Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 25, 2016 that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper, Chairman Charles Macaluso Wallim Cruz De Vasconcellos Junior

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year end December 31, 2017. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.
Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year end December 31, 2017. Proxies will be so voted unless stockholders specify otherwise.
Financial Statements Available
Our annual report on Form 10-K for the fiscal year ended December 25, 2016 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrims.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP
The following table sets forth, as of March 9, 2017, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our Named Executive Officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name and Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS USA Holding Lux S.à r.l.(a)	195,445,936	78.57%	78.57%
6, rue Jean Monnet L-2180 Luxembourg Grand-Duchy of Luxembourg
Wesley Mendonça Batista(a)	195,445,936	78.57%	78.57%
6, rue Jean Monnet L-2180 Luxembourg Grand-Duchy of Luxembourg
Joesley Mendonça Batista(a)	195,445,936	78.57%	78.57%
6, rue Jean Monnet L-2180 Luxembourg Grand-Duchy of Luxembourg
William W. Lovette	478,653	*	*
Fabio Sandri	121,073	*	*
Michael L. Cooper	4,885	*	*
David E. Bell	2,000	*	*
Gilberto Tomazoni	—	*	*
Charles Macaluso	—	*	*
Andre Nogueira de Souza	—	*	*
Wallim Cruz De Vasconcellos Junior	—	*	*
All executive officers and Directors as a group (10)(a)	196,052,547	78.81%	78.81%
*    Less than 1%.

(a)
JBS USA Holding Lux S.à r.l. (formerly known as JBS USA Holdings, Inc. (“JBS Lux”)) is a wholly owned, indirect subsidiary of JBS and indirectly beneficially owns 195,445,936 shares of our common stock. JBS is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS, Flora Mendonça Batista, and five of their children, Valére Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista Silveira. The Batista family indirectly owns 78.78% of the issued and outstanding shares of J&F Investimentos S.A., a Brazilian corporation, which owns 100% of FB Participações S.A, a Brazilian corporation, which owns approximately 44.15% of the outstanding capital of JBS. Additionally, the Batista family controls Banco Original S.A., a Brazilian corporation which owns 0.19% of the outstanding capital of JBS. Wesley Mendonça Batista and Joesley Mendonça Batista are members of our Board of Directors, members of the Batista family and, through J&F Investimentos S.A. and Banco Original S.A., each beneficially owns shares of our common stock through their controlling interest in JBS. As a result of the ownership structure and other relationships described above, as of March 9, 2017, each of JBS Lux, Wesley Mendonça Batista and Joesley Mendonça Batista is the beneficial owner, with shared voting and dispositive power, of 195,445,936 shares of our common stock.

Equity Compensation Plan Information
The following table provides certain information about our common stock that may be issued under our equity plans as of December 25, 2016.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by securities holders	—	—	5,026,705(a)
Equity compensation plans not approved by securities holders	—	—	—
Total	—	—	5,026,705

(a)
Represents shares of our common stock that may be issued under the LTIP. As of December 25, 2016, the Company has granted an aggregate of 102,675 shares of restricted stock and 2,018,270 RSUs under the LTIP. As of December 25, 2016, no other awards have been issued under the LTIP. For additional information concerning terms of the LTIP, see “Compensation Discussion and Analysis - Components of Compensation - Long Term Incentive Plan” and “Executive Compensation - Long Term Incentive Plan.”

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the stock exchange in which our common stock is listed. Officers, Directors and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, we believe that all applicable filing requirements applicable to our officers, Directors and persons who own more than ten percent of our common stock were complied with for the fiscal year ended December 25, 2016, except that each of Mr. Lovette and Mr. Sandri filed one late Form 4 with respect to two exempt transactions.
HOUSEHOLDING OF STOCKHOLDER MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests orally or by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (970) 506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2017
This proxy statement and the Company’s 2016 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.
To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View Stockholder Material.”
We encourage you to review all of the important information contained in the proxy materials before voting.

PROPOSAL 6. STOCKHOLDER PROPOSAL TO ADOPT AND IMPLEMENT A WATER STEWARDSHIP POLICY AT COMPANY AND SUPPLIER FACILITIES
RESOLVED: Shareholders request the Board of Directors adopt and implement a water stewardship policy designed to reduce risks of water contamination at: Pilgrim's-owned facilities; facilities under contract to Pilgrim's; and Pilgrim's suppliers.
SUPPORTING STATEMENT: Proponents believe the water policy should include:

•	Requirements for leading practices for nutrient management and pollutant limits;

•	Financial and technical support to help implement the policy;

•	Robust and transparent measures to prevent water pollution incidents;

•	Specific time-bound goals to ensure conformance with the policy; and

•	Transparent mechanism, such as COP's Water Questionnaire, to regularly disclose progress on adoption and implementation of the policy.
Our Board of Directors makes no recommendation on this stockholder proposal. Proxies will not be voted and will be treated as an abstention unless stockholders specify otherwise. The Company takes no responsibility for the accuracy of statements in the stockholder proposal offered by Dignity Health.

PROPOSAL 7. STOCKHOLDER PROPOSAL TO REQUEST A REPORT ON STEPS THE COMPANY IS TAKING TO FOSTER GREATER DIVERSITY ON THE BOARD OF DIRECTORS
RESOLVED:
Shareholders request that the Board of Directors prepare a report by April 1, 2018, at reasonable expense and omitting proprietary information and other information protected by privacy and other laws, on steps Pilgrim's Pride is taking to foster greater diversity on the Board over time, including but not limited to, the following:

1.	The inclusion of women and minority candidates in every pool from which Board nominees are chosen and plans to advance Board diversity; and

2.	An assessment of challenges experienced and progress achieved.

SUPPORTING STATEMENT:
We believe that diversity, inclusive of gender and race, is a critical attribute of a well-functioning board and a measure of sound corporate governance. Currently, no women and no African Americans sit on Pilgrim's Pride's Board.
A growing body of empirical research indicates a significant positive relationship between firm value and the percentage of women and minorities on boards. According to an August 2012 report by the Credit Suisse Research Institute which evaluated the performance of 2,360 companies globally over the six years ending December 2011, companies with one or more women on boards delivered higher average returns on equity, lower leverage, better average growth and higher price/book value multiples.
As it relates to the American poultry industry, board diversity also has the potential to foster sustainable improvements in the health and welfare of workers. A diverse board brings a stronger mix of leadership skills, improved understanding of consumer preferences, reduced reputational harm associated with workplace discrimination, a larger candidate pool from which to pick top talent, and more attention to risk. Not surprisingly, nine out of ten investors believe boards should revisit their director diversity policies, according to a 2014 survey by PriceWaterhouseCoopers.
In the animal slaughtering and processing industry, 36.3% of the workforce is comprised of women, 25.1% is comprised of African Americans, and 34.4% is comprised of Hispanics/Latinos. Research demonstrates that poultry workers suffer elevated rates of injury and illness and face obstacles to reporting poor working conditions. While Pilgrim 's Pride has publicly stated that health and safety are core to the company and that it is committed to providing a safe work environment, recent news reports and OSHA investigations have identified a substantial gap between its public statements and company policies, and actual conditions inside plants. A Board that better represents the gender and racial diversity of the workforce would go a long way towards identifying problems in working conditions and narrowing the gap between policy and reality.
Pilgrim's Pride should emphasize diversity at all levels, but, most importantly, in its Board, which is responsible for setting policies and objectives in an increasingly dynamic, multi-cultural and interconnected world. As a company that employs over 39,000 employees and provides products in 80 countries, Pilgrim's Pride has an obligation to its shareholders to ensure that its corporate governance principles appropriately take diversity into account.
Our Board of Directors makes no recommendation on this stockholder proposal. Proxies will not be voted and will be treated as an abstention unless stockholders specify otherwise. The Company takes no responsibility for the accuracy of statements in the stockholder proposal offered by Oxfam America Inc.

PROPOSAL 8. STOCKHOLDER PROPOSAL FOR INDEPENDENT BOARD CHAIRMAN
RESOLVED, that shareholders ask that Pilgrim’s Pride Corporation adopt a policy, and amend other governing documents as necessary, to require that the Board’s Chair be held by an independent director, as defined in accordance with applicable requirements of The NYSE. This independence requirement shall apply prospectively, so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent Chair if a current Chair ceases to be independent between annual shareholder meetings.
SUPPORTING STATEMENT:

The current Chairman of Pilgrim’s Pride Corporation is not an independent director. This arrangement represents risky governance because:

1.	the role of management is to run the company; and

2.	the Board’s role is to provide independent oversight of management; therefore

3.	there is a potential conflict of interest and lack of checks and balances when a company’s top executive is his or her own overseer.
A non-independent Chairman may weaken that company’s governance structure and harm shareholder value. As Intel’s former Chair Andrew Grove stated: “If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can [he] be his own boss?”
Increasingly, board members seem to agree. According to a Sullivan & Cromwell survey of 400 Board members, approximately 70% of respondents believe the head of management should not concurrently Chair the Board.
Indeed, shareholders are best served by an independent Board Chair who can provide a balance of power between the company and its Board and support strong Board leadership. The primary duty of a Board of Directors is to oversee company management on behalf of its shareholders. We believe a non-independent Chairman position creates a conflict of interest, resulting in excessive influence by, and oversight of, management.
Not surprisingly, numerous institutional investors recommend that Board Chairs be independent directors. For example, the California Public Employees’ Retirement System (CalPERS) - America’s largest public pension fund - encourages such a policy. And proxy analysis and voting firm Institutional Shareholder Services (ISS) recommends voting in favor of proposals such as this one which seek policies to ensure the Board Chair is an independent director.
We believe that ensuring the Board Chair position is held by an independent director would benefit Pilgrim’s Pride and its shareholders and encourage shareholders to vote FOR this proposal.
Our Board of Directors makes no recommendation on this stockholder proposal. Proxies will not be voted and will be treated as an abstention unless stockholders specify otherwise. The Company takes no responsibility for the accuracy of statements in the stockholder proposal offered by The Humane Society of the United States.

OTHER BUSINESS
The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposals regarding the election of the Directors, a stockholder advisory vote on executive compensation and the frequency of such voting, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and the stockholder proposals submitted to stockholders described above. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

WILLIAM W. LOVETTE
Greeley, Colorado	Chief Executive Officer and
March 31, 2017	President

Pilgrim's

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2017.

Vote by Internet

- Go to **www.envisionreports.com/PPC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3 and 5, and, with respect to Item 4, FOR 1 Year. The Board of Directors makes no recommendations on Proposals 6, 7 and 8.

1. Election of JBS Directors: 01 - Gilberto Tomazoni; 02 - Joesley Mendonça Batista; 03 - Wesley Mendonça Batista; 04 - William W. Lovette; 05 - Andre Nogueira de Souza; 06 - Wallim Cruz De Vasconcellos Junior

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06
☐	☐	☐	☐	☐	☐

2. Election of Equity Directors: 01 - David E. Bell; 02 - Michael L. Cooper; 03 - Charles Macaluso

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03
☐	☐	☐

	For	Against	Abstain
3. Advisory vote on executive compensation.	☐	☐	☐
5. Ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.	☐	☐	☐
7. A stockholder proposal requesting the Board of Directors to prepare a report on steps the Company is taking to foster greater diversity on the Board of Directors.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
6. A stockholder proposal requesting the Board of Directors to adopt and implement a water stewardship policy at company and supplier facilities.	☐	☐	☐
8. A stockholder proposal requesting the Board of Directors to adopt a policy to require an independent Board Chairman.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

1 U P X

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pilgrim's Pride Corporation

1770 Promontory Circle
Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Gilberto Tomazoni and Fabio Sandri, as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim's Pride Corporation held of record by the undersigned on March 9, 2017, at the annual meeting of stockholders to be held on Friday, April 28, 2017, or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2, "FOR" PROPOSALS 3 AND 5, WITH RESPECT TO PROPOSAL 4, FOR "1 YEAR", AND WILL NOT BE VOTED ON PROPOSALS 6, 7 AND 8. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.